                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

 [X]  Preliminary Proxy Statement              [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) on Rule 14a-12

                                  Netzee, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box:)

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies: N/A

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction: N/A

        ------------------------------------------------------------------------

     (5)  Total fee paid: N/A

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         [PRELIMINARY PROXY STATEMENT]

                                 [NETZEE LOGO]
                       6190 POWERS FERRY ROAD, SUITE 400
                             ATLANTA, GEORGIA 30339

                                                                  April   , 2001

Dear Netzee, Inc. Shareholder:

     On behalf of your Board of Directors, you are cordially invited to attend the Netzee, Inc. 2001 Annual Meeting of Shareholders to be held at The Crowne Plaza Hotel, 6345 Powers Ferry Road, Atlanta, Georgia, on Monday, May 14, 2001, at 9:00 a.m.

     It is important that your shares are represented at the annual meeting. Whether or not you plan to attend the annual meeting, please complete and return the enclosed proxy card. Please note that completing the proxy card will not prevent you from attending the meeting and voting in person.

     You will find information regarding the matters to be voted on at the annual meeting in the following pages. Our 2000 Annual Report to Shareholders is also enclosed with these materials. Your interest in Netzee is appreciated, and we look forward to seeing you on May 14th.

                                  Sincerely,

                                  Donny R. Jackson
                                  Chief Executive Officer and Director

                                  NETZEE, INC.

                       6190 POWERS FERRY ROAD, SUITE 400

                             ATLANTA, GEORGIA 30339

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 2001
                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Netzee, Inc., a Georgia corporation (the "Company"), will be held at The Crowne Plaza Hotel, 6345 Powers Ferry Road, Atlanta, Georgia 30339, on Monday, May 14, 2001, at 9:00 a.m., local time, for the following purposes:

          1. To elect one Class I director to hold office for a two-year term and until his successor has been elected and qualified, to elect four Class II directors, each to hold office for a three-year term and until his successor has been elected and qualified, and to elect one Class III director to hold office for a one-year term and until his successor has been elected and qualified;

          2. To approve the amendment of the Company's Articles of Incorporation, as amended, and to authorize the Board of Directors to effect a reverse stock split of the Company's issued and outstanding common stock at any ratio falling within a range between and including 1-for-3 and 1-for-8; and

          3. To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

     ONLY HOLDERS OF RECORD OF THE COMPANY'S COMMON STOCK, NO PAR VALUE, AT THE CLOSE OF BUSINESS ON APRIL 20, 2001 SHALL BE ENTITLED TO NOTICE OF, AND TO VOTE AT, THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

     You are cordially invited to attend the meeting in person. IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE VOTE BY SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                                        By Order of the Board of Directors

                                        Richard S. Eiswirth
                                        Secretary

Atlanta, Georgia
April    , 2001

                               [PRELIMINARY COPY]

                                  NETZEE, INC.
                       6190 POWERS FERRY ROAD, SUITE 400
                             ATLANTA, GEORGIA 30339
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 2001
                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors and management of Netzee, Inc., a Georgia corporation (the "Company"), of proxies for use at the Company's 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Crowne Plaza Hotel, 6345 Powers Ferry Road, Atlanta, Georgia 30339, on Monday, May 14, 2001, at 9:00 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

     Definitive copies of this Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card, together with the Company's 2000 Annual Report to Shareholders, are intended to be sent or given to shareholders on or about April 24, 2001.

     Only holders of record of the Company's common stock, no par value (the "Common Stock"), at the close of business on April 20, 2001 (the "Record Date") will be entitled to notice of the Annual Meeting and to vote the shares of Common Stock held by them on such date at the Annual Meeting or any and all postponements or adjournments thereof. The Company has 70,000,000 shares of Common Stock and 5,000,000 shares of preferred stock authorized. As of the Record Date, 26,867,960 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. In addition, 500,000 shares of Series B 8% Convertible Preferred Stock, no par value (the "Preferred Stock") were issued and outstanding as of the Record Date. Holders of shares of Preferred Stock are not entitled to vote at the Annual Meeting.

     Each share of Common Stock entitles the holder thereof to cast one vote on each matter to be voted upon at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date, will constitute a quorum. In voting on the election of directors (Proposal 1), shareholders may vote in favor of all nominees or withhold their votes as to some or all nominees. In voting to amend the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), to effect a reverse stock split of the Common Stock (Proposal 2), shareholders may vote FOR, AGAINST or ABSTAIN with respect to the proposal.

     A favorable vote of a plurality of the shares represented and voted at the Annual Meeting shall be required for the election of directors (Proposal 1). The amendment to the Articles of Incorporation (Proposal 2) will be approved by the affirmative vote of a majority of the issued and outstanding common stock of the Company. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business and are not counted for purposes of the election of directors (Proposal 1). However, for purposes of the amendment to the Company's Articles of Incorporation (Proposal 2), abstentions and broker non-votes will count as a vote against such proposal. None of the actions to be voted upon at the Annual Meeting shall create dissenters' rights under the Georgia Business Corporation Code. Shareholders of the Company do not have any right to cumulate their votes for the election of directors.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote FOR Proposal 1, the election of the Board of Directors' nominees as directors, FOR Proposal 2, the amendment of the Articles of

Incorporation to effect a reverse stock split of the Common Stock, and as recommended by the Board of Directors with regard to all other matters as may properly come before the Annual Meeting or, if no such recommendation is given, in their own discretion. Each such proxy granted may be revoked by the shareholder giving such proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to a proxy will be suspended if the person executing such proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

     The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers, employees and agents, may also solicit proxies personally or by telephone, but such persons will not be specifically compensated for such services. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and the Company will reimburse such holders for their reasonable expenses in doing so.

                            BENEFICIAL OWNERSHIP OF
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth the number of shares and percentage of the Common Stock beneficially owned as of March 15, 2001 by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and director nominee, individually, (iii) the executive officers of the Company named in the Summary Compensation Table in this Proxy Statement, individually, and (iv) all executive officers and directors of the Company as a group. As of March 15, 2001, there were 26,867,960 shares of Common Stock issued and outstanding.

     A person is deemed to be a beneficial owner of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of a security, or "investment power," which includes the power to dispose of or to direct the disposition of a security. For purposes of this table, a person or group of persons is also deemed to have beneficial ownership of any shares that the person or group has the right to acquire within 60 days after March 15, 2001. Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Unless otherwise indicated, the address of each beneficial owner below is 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339.

                                                                                     PERCENTAGE
NAME OF BENEFICIAL OWNER                                      NUMBER OF SHARES   BENEFICIALLY OWNED
------------------------                                      ----------------   ------------------
The InterCept Group, Inc.(1)................................     7,557,673              28.1%
  3150 Holcomb Bridge Road, Suite 200
  Norcross, GA 30071
John H. Harland Company(2)..................................     4,400,000              16.4%
  2939 Miller Road
  Decatur, GA 30035
Community Financial Services, Inc...........................     1,361,000               5.1%
  2410 Paces Ferry Road
  600 Paces Summit
  Atlanta, GA 30339-4098

                                                                                     PERCENTAGE
NAME OF BENEFICIAL OWNER                                      NUMBER OF SHARES   BENEFICIALLY OWNED
------------------------                                      ----------------   ------------------
C. Michael Bowers(3)........................................       295,056               1.1%
Jon R. Burke(4)(5)..........................................        33,333                 *
Charles B. Carden(6)........................................             0                 *
John W. Collins(4)(7).......................................       825,926               3.1%
Gayle M. Earls(9)...........................................        21,666                 *
Richard S. Eiswirth(10).....................................       257,733               1.0%
Donny R. Jackson(4)(11).....................................       381,951               1.4%
Stiles A. Kellett, Jr.(8) (12)..............................       521,000               1.9%
Jefferson B. A. Knox, Sr.(8)................................        20,000                 *
Bruce P. Leonard(13)........................................        35,874                 *
Timothy M. Leveque(14)......................................         2,600                 *
Michael E. Murphy(15).......................................       184,563                 *
John E. O'Malley(6).........................................             0                 *
Catherine G. Silver(16).....................................        57,805                 *
Glenn W. Sturm(4)(17).......................................       858,722               3.2%
A. Jay Waite(7)(18).........................................        94,100                 *
All directors and executive officers as a group
  (15 persons)(19)..........................................     3,410,992              12.3%

---------------

  *  Less than 1% of the outstanding Common Stock.
 (1) Includes 767 shares of Common Stock held by First Union National Bank ("First Union"), as escrow agent. All 7,557,673 shares of Common Stock beneficially owned by The InterCept Group, Inc. ("InterCept") have been pledged by InterCept as collateral to a lender to secure debt for money borrowed.
 (2) Includes 4,400,000 shares of Common Stock owned indirectly by John H. Harland Company ("Harland") through wholly-owned subsidiaries.
 (3) Includes 216,666 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001.
 (4) Excludes 7,557,673 shares of Common Stock held by InterCept as to which Mr. Burke, Mr. Jackson and Mr. Sturm, as directors of InterCept, and Mr. Collins, as the Chairman and Chief Executive Officer of InterCept, each disclaim beneficial ownership.
 (5) Includes 33,333 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001.
 (6) Excludes 4,400,000 shares of Common Stock beneficially owned by Harland, as to which beneficial ownership is disclaimed.
 (7) Includes (a) 10,366 shares of Common Stock held by First Union, as escrow agent, (b) 118,932 shares of Common Stock held indirectly through FDS, LLC, in which Mr. Collins owns a 60% membership interest and (c) 78,332 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001.
 (8) Includes 20,000 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001.
 (9) Includes 21,666 shares of Common Stock underlying options that are immediately exercisable, but excludes 969,792 shares of Common Stock held by Independent Bankers Financial Corporation ("IBFC"), as to which Mr. Earls, as President and Chief Executive Officer of IBFC, disclaims beneficial ownership.
(10) Includes 220,000 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001.
(11) Includes (a) 2,302 shares of Common Stock held by First Union, as escrow agent, and (b) 118,932 shares of Common Stock held indirectly through FDS, LLC, in which Mr. Jackson owns a 20% membership interest.
(12) Includes 493,000 shares of Common Stock held by Kellett Partners, L.P.

(13) Includes 34,999 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001, but excludes 1,361,000 shares of Common Stock held by Community Financial Services, Inc. ("CFSI") as to which Mr. Leonard, President and Chief Executive Officer of CFSI, disclaims beneficial ownership.
(14) Upon election to the Board of Directors, Mr. Leveque will be entitled to receive an option to purchase 40,000 shares of Common Stock, 10,000 shares of which will be immediately exercisable as of the date of grant.
(15) Includes 102,549 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001.
(16) Ms. Silver resigned as the Company's President and General Manager effective November 15, 2000.
(17) Includes (a) 8,989 shares of Common Stock held by First Union, as escrow agent, and (b) 133,333 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001.
(18) Includes 10,000 shares of Common Stock held by Waite Family Fund Ltd. ("WFF"), a limited partnership in which Mr. Waite is the sole general partner.
(19) Includes a total of 900,878 shares of Common Stock underlying options that are immediately exercisable or exercisable within 60 days after March 15, 2001.

     Donny R. Jackson is a director and shareholder of InterCept, as well as the Chief Executive Officer and a director of the Company. John W. Collins is the Chief Executive Officer, the Chairman of the Board of Directors and a shareholder of InterCept, as well as the Chairman of the Board of Directors of the Company. Glenn W. Sturm is a director and shareholder of InterCept, as well as a director of the Company. Bruce P. Leonard is the President and Chief Executive Officer of CFSI and a director of the Company. Jon R. Burke is a director of both the Company and InterCept. Charles B. Carden is the Vice President and Chief Financial Officer of Harland, as well as a director of the Company. John E. O'Malley is the President of Harland Financial Solutions, Inc., a wholly-owned subsidiary of Harland, as well as a director of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and any person who beneficially owns more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon on a review of copies of Section 16(a) filings received by the Company during and with respect to fiscal 2000 and certain written representations of its officers and directors with respect to the filing of annual reports of changes in beneficial ownership on Form 5, the Company believes that each filing required to be made pursuant to Section 16(a) of the Exchange Act during fiscal 2000 and for prior fiscal years has been filed in a timely manner, except as previously set forth under the caption "Section 16(a) Beneficial Ownership Reporting Compliance" in the Company's 2000 Proxy Statement.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

     The following table sets forth information with respect to the continuing directors, director nominees and executive officers of the Company as of March 15, 2001.

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Donny R. Jackson...........................  52    Chief Executive Officer and Class I
                                                     Director
C. Michael Bowers..........................  53    Chief Administrative Officer
Richard S. Eiswirth........................  32    Senior Executive Vice President, Chief
                                                   Financial Officer and Secretary
Michael E. Murphy..........................  52    Chief Technology Officer
L. Dan Anderson............................  46    Senior Vice President of Sales
John W. Collins............................  53    Chairman of the Board of Directors and
                                                     Class III Director
Glenn W. Sturm.............................  47    Vice Chairman and Class I Director
Jon R. Burke...............................  53    Class II Director
Charles B. Carden..........................  56    Class II Director
Gayle M. Earls.............................  64    Class III Director
Stiles A. Kellett, Jr......................  57    Class I Director
Jefferson B. A. Knox, Sr...................  38    Class II Director
Bruce P. Leonard...........................  47    Class III Director
Timothy M. Leveque.........................  58    Class I Director Nominee
John E. O'Malley...........................  44    Class III Director
A. Jay Waite...............................  52    Class II Director

     In accordance with Article IX of the Articles of Incorporation, the Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III. The maximum number of members of the Board of Directors is currently set at 12, and there are presently 11 members of the Board of Directors. Messrs. Jackson, Kellett and Sturm currently serve as Class I directors until the 2003 annual meeting. Messrs. Burke, Carden, Knox and Waite currently serve as Class II directors and have been nominated for election at the Annual Meeting. Messrs. Collins, Earls and Leonard currently serve as Class III directors until the 2002 annual meeting. Because Mr. O'Malley was elected by the Board of Directors as a Class III director to fill a newly created directorship, under Georgia law his term must expire on the date of the Annual Meeting. For this reason, Mr. O'Malley has been nominated for election at the Annual Meeting. If he is so elected, he would serve as a Class III director until the 2002 annual meeting, when the Class III directors next come up for election. Timothy Leveque has been nominated for election as a Class I director to fill an existing vacancy resulting from the resignation of Joseph F. Quinlan, Jr. If he is so elected, Mr. Leveque will serve as a Class I director until the 2003 annual meeting, when the Class I directors next come up for election.

     Each of Messrs. Burke, Carden, Knox, Leveque, O'Malley and Waite has consented to serve on the Board and the Board has no reason to believe that they will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board shall have designated a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board. Each of Messrs. Burke, Carden, Knox, Leveque, O'Malley and Waite must receive a plurality of the votes cast at the Annual Meeting to be elected as directors.

NOMINEE FOR CLASS I DIRECTOR

     The biography set forth below is submitted for consideration regarding the nomination of Mr. Leveque for election as a Class I director.

     TIMOTHY M. LEVEQUE has been nominated for election as a Class I director to serve until the 2003 annual meeting of shareholders. Since March 1999, Mr. Leveque has served as the President, Chief Executive Officer and a director of Pacific Coast Bankers' Bank ("PCBB"), a bankers' bank headquartered in San Francisco,

California. From January 1997 until March 1999, Mr. Leveque served as the Chief Credit Officer for PCBB. From June 1992 until January 1997, Mr. Leveque served as the Chief Credit Officer for Golden Gate Bank, a community bank located in San Francisco, California.

NOMINEES FOR CLASS II DIRECTORS

     The biographies set forth below are submitted for consideration regarding the nomination of Messrs. Burke, Carden, Knox and Waite for election as Class II directors.

     JON R. BURKE has served as a Class II director of the Company since October 1999. Since 1995, Mr. Burke has served as a principal with Brown, Burke Capital Partners, Inc., a financial consulting firm for companies involved in mergers and acquisitions. Mr. Burke also serves as the general managing member of Capital Appreciation Management Company, L.L.C., the managing general partner of an Atlanta-based merchant-banking fund. From 1973 to 1995, he was employed by The Robinson-Humphrey Company, Inc., most recently serving as a Senior Vice President in the Research Department. Mr. Burke currently serves on the Board of Directors of InterCept, a Norcross, Georgia-based provider of technology products and services to financial institutions, HealthTronics, Inc., a provider of medical treatment solutions, and United Companies Financial Corporation, a financial services holding company engaged in commercial lending.

     CHARLES B. CARDEN has served as a Class II director of the Company since November 2000. Since 1999, Mr. Carden has been the Vice President and Chief Financial Officer of Harland, a publicly traded financial printing, software and educational testing systems company located in Decatur, Georgia. From 1996 to 1999, Mr. Carden served as Executive Vice President and Chief Financial Officer of Mariner Post-Acute Network, a healthcare company located in Atlanta, Georgia.

     JEFFERSON B. A. KNOX, SR. has served as a Class II director of the Company since April 2000. Since April 1998, Mr. Knox has been the Executive Director of The Knox Foundation, a private charitable foundation. From 1992 to 1998, Mr. Knox was the President of the Columbia County, Georgia division of Allied Bank of Georgia, which was acquired by Regions Bank of Georgia in 1997. From 1987 to 1992, Mr. Knox served as the President of The Bank of Columbia County, which at that time was a wholly owned subsidiary of Allied Bankshares, Inc. Mr. Knox is currently a member of the Board of Directors of Regions Bank of Central Georgia in Thomson, Georgia and of Merry Land Properties, Inc. in Augusta, Georgia. Mr. Knox is the son of Boone A. Knox, a director of InterCept.

     A. JAY WAITE has served as a Class II director of the Company since September 1999. Mr. Waite is currently a private investor. From 1989 to 1998, Mr. Waite served as the Chairman of the Board of Reily Electrical Supply, Inc., an electrical equipment distributor located in New Orleans, Louisiana.

NOMINEE FOR CLASS III DIRECTOR

     The biography set forth below is submitted for consideration regarding the nomination of Mr. O'Malley for election as a Class III director.

     JOHN E. O'MALLEY has served as a Class III director of the Company since November 2000. Since July 1999, Mr. O'Malley has been a Vice President of Harland. Since September 2000, Mr. O'Malley has served as the President of Harland Financial Solutions, Inc., a software company that is a wholly-owned
subsidiary of Harland. From                to June 1999, Mr. O'Malley was the
President of the CBS Division of Fiserv, Inc., a data processing and information management company.

CONTINUING CLASS I DIRECTORS

     DONNY R. JACKSON has served as the Chief Executive Officer and a director of the Company since October 2000. He also served as the President and a director of Direct Access Interactive, Inc. ("Direct Access"), the predecessor to the Company, from March 1999 until its merger into the Company in September 1999. He also served as a director of the Company from its inception until April 2000. Mr. Jackson was a co-founder of InterCept and served as its President and Chief Operating Officer from its inception in April 1996 to October 2000. Mr. Jackson has also served as a director of InterCept since its inception.

     STILES A. KELLETT, JR. has served a Class I director of the Company since October 1999. Since March 1996, Mr. Kellett has been the owner and Chairman of the Board of Directors of Kellett Investment Corp., a privately held investment firm. From 1976 to 1995, Mr. Kellett was co-owner and served as Chairman of the Board of Directors of Convalescent Services, Inc., a long-term health care company located in Atlanta, Georgia. Mr. Kellett also serves as a director and a member of the Compensation Committee of MCI WORLDCOM, Inc. and as a director of 1st Virtual, Inc., an Internet bank based in Palm Beach Gardens, Florida.

     GLENN W. STURM has served as Class I director since the Company's inception in August 1999 and has served as Vice Chairman since October 2000. Mr. Sturm also served as the Company's Chief Executive Officer from August 1999 until October 2000. Since 1997, Mr. Sturm has served as a director of InterCept. Since 1992, Mr. Sturm has been a partner in the law firm of Nelson Mullins Riley & Scarborough, L.L.P. ("Nelson Mullins"), where he served as Corporate Chairman until 1999 and serves as a member of the Executive Committee. From 1997 until 1999, Mr. Sturm also served as a director of WebMD, Inc. Mr. Sturm serves on the board of directors of Towne Services, Inc., a publicly traded provider of sales and financing transactions products and services, and insci-statements.com, corp., a developer of document management software for use with optical disk storage systems.

CONTINUING CLASS III DIRECTORS

     JOHN W. COLLINS has served as the Company's Chairman of the Board of Directors since its inception. Mr. Collins was the co-founder of InterCept and has served as its Chairman of the Board and Chief Executive Officer since 1996. Prior to co-founding InterCept, Mr. Collins served as a director and executive officer of several of its predecessor companies and affiliates since 1986. Mr. Collins is also a director of Towne Services, Inc. and several privately held companies.

     GAYLE M. EARLS has served as a Class III director of the Company since September 1999. Since 1986, Mr. Earls has served as the President, Chief Executive Officer and a director of TIB The Independent BankersBank ("TIB"), a bankers' bank located in Dallas, Texas, and its parent company, IBFC. Mr. Earls served for six years as a director of the Federal Reserve Bank of Dallas.

     BRUCE P. LEONARD has served as a Class III director of the Company since September 1999. Since 1990, Mr. Leonard has served as the President, Chief Executive Officer and a director of The Bankers Bank, a bankers' bank located in Atlanta, Georgia, and its parent company, CFSI. From 1987 to 1990, he was Senior Vice President -- Marketing of The Bankers Bank. He has served as past Chairman of the U.S. Bankers' Banks CEO Council, and as a board member of the Independent Bankers Association of America. He is currently a board member of the Southeastern Bankcard Association.

     In connection with the Company's acquisition of the Internet banking divisions of each of TIB and The Bankers Bank, the Company agreed to cause Messrs. Earls and Leonard to be elected as the Company's Class III directors. Mr. Earls is the President and Chief Executive Officer of TIB, one of the Company's strategic marketing partners. Mr. Leonard is the President and Chief Executive Officer of The Bankers Bank, another strategic marketing partner.

     Under the terms of a Line of Credit Agreement by and between the Company and Kellett Partners, L.P. ("Kellett Partners"), the Company agreed to cause a representative of Kellett Partners to be elected to the Board of Directors. Stiles A. Kellett, Jr. has been designated by Kellett Partners as its representative to serve on the Board of Directors and was elected to the Board of Directors on October 19, 1999. Although the Line of Credit Agreement was terminated on December 15, 1999, Mr. Kellett remains as a member of the Board of Directors.

     Pursuant to the terms of the Company's acquisition of the Internet banking and bill payment assets of Harland, the Company agreed to cause one person designated by Harland to be nominated for election to the Company's Board of Directors as a Class II director at the 2001 and 2004 annual meetings of shareholders of the Company. The Company also agreed to cause one person designated by Harland to be nominated for election to the Company's Board of Directors as a Class III director at the Company's 2001, 2002 and 2005 annual meetings of shareholders. However, the Company is required to nominate both the Class II director designated by Harland at the 2004 annual meeting of shareholders and the Class III director designated by Harland at the 2005 annual meeting of shareholders only if Harland or its affiliates, at the time of such nomination, owns at least 10% of the outstanding Common Stock. The Company is required to nominate only the Class II director designated by Harland at the 2004 annual meeting of shareholders if, at the time of such nomination, Harland or its affiliates owns less than 10% but at least 5% of the outstanding Common Stock. In addition, the Company agreed to appoint either the Class II director or the Class III director designated by Harland and as specified by Harland to serve on the Compensation Committee of the Board of Directors and the Executive Committee, if one is established, during the tenure of such Director. Messrs. Carden and O'Malley are Harland's designees to the Board of Directors as Class II and Class III directors, respectively. Mr. Carden has been specified by Harland as its designee to serve on the Compensation Committee. The Company does not presently have an Executive Committee.

EXECUTIVE OFFICERS

     Certain information relating to each executive officer of the Company (other than Mr. Jackson) is set forth below.

     C. MICHAEL BOWERS has served as the Company's Chief Administrative Officer since October 2000. Mr. Bowers previously served as the Company's Chief Operating Officer from August 1999 to October 2000 and as the Company's President from August 1999 until April 2000. Mr. Bowers served as the President and Chief Executive Officer of Dyad Corporation, a company that designed and developed loan application and fulfillment software, from its inception in 1996 until the Company acquired it in 1999. From March 1991 to April 1996, Mr. Bowers was the manager of management consulting for Porter Keadle Moore, LLP (formerly Evans, Porter, Bryan & Co.), a financial institution accounting and consulting firm located in Atlanta, Georgia. Prior to joining Porter Keadle Moore, Mr. Bowers served in various capacities with seven community financial institutions.

     RICHARD S. EISWIRTH has served as the Company's Senior Executive Vice President, Chief Financial Officer and Secretary since August 1999. Mr. Eiswirth is responsible for financial operations, acquisition activities, strategic business development and investor relations. Prior to joining the Company, Mr. Eiswirth was a certified public accountant with Arthur Andersen LLP from 1991 until 1999, where he provided audit, accounting, due diligence and consulting services to a diverse group of clients, including companies operating in the technology, financial services and real estate industries.

     MICHAEL E. MURPHY has served as the Company's Vice President since March 2000 and as the Company's Chief Technology Officer since April 2000. Mr. Murphy served as Chairman and Chief Executive Officer of Digital Visions, Inc. ("Digital Visions"), a provider of financial information software and processing solutions to financial institutions, from May 1995 until the Company acquired it in March 2000.

     L. DAN ANDERSON has served as the Company's Senior Vice President of Sales since October 2000. Mr. Anderson has responsibility for managing all of the Company's sales efforts and customer relationships. From January 1977 until October 2000, Mr. Anderson was a Senior Vice President of Compass Bank, located in Birmingham, Alabama, where he most recently managed the institutional investment sales department.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

  Audit Committee

     Certain of the information contained in this subsection, including the Audit Committee charter attached hereto as Appendix A, shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

     Composition of Audit Committee. The Audit Committee consists of Messrs. Earls, Leonard and Waite. The Audit Committee reviews (i) the scope and timing of audit services provided to the Company and any other services the Company's independent auditors are asked to perform, (ii) the auditors' report on the Company's financial statements following completion of such audit and (iii) the auditors' policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee will make annual recommendations to the Board of Directors of the appointment of independent auditors for the following year. Each of the members of the Audit Committee is independent as defined under Rule 4200(a)(14) of the Marketplace Rules of the Nasdaq Stock Market, Inc. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix A. The Audit Committee held four meetings in fiscal year 2000.

     Audit Committee Report. The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2000. In addition, the Audit Committee has discussed with the Company's independent auditors, Arthur Andersen LLP ("Arthur Andersen"), the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, which includes, among other things, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee also has received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Arthur Andersen its independence from the Company. The Audit Committee has discussed with management of the Company and with the Company's independent accountants such other matters and received such assurances from them as the Audit Committee deemed appropriate.

     Based on the foregoing reviews and discussions and in reliance thereupon, the Audit Committee has recommended to the Company's Board of Directors the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Gayle M. Earls
Bruce P. Leonard
A. Jay Waite

  Compensation Committee

     The Compensation Committee consists of Messrs. Carden, Kellett and Waite. The Compensation Committee reviews and evaluates the compensation and benefits of all of the Company's officers, reviews general policy matters relating to compensation and benefits of the Company's employees and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers the Netzee, Inc. 1999 Stock Option and Incentive Plan (the "Plan"), although the Board of Directors must approve all awards under the Plan to executive officers and directors of the Company. The Compensation Committee held four meetings in fiscal year 2000.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held 13 meetings during fiscal year 2000. During fiscal 2000, each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and of its committees that they were eligible to attend.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Carden is an executive officer of Harland. In November 2000, the Company purchased from certain of Harland's subsidiaries assets valued at $17.6 million, net of certain assumed liabilities. As a result of this transaction, Harland is presently the beneficial owner of approximately 16% of the Common Stock. Further, Harland has agreed to lend the Company up to $5,000,000 under a joint $20,000,000 credit facility with InterCept and Harland.

     On October 18, 1999, the Company entered into a Line of Credit Agreement with Kellett Partners, L.P. Stiles A. Kellett, Jr., who became a director of the Company as a result of this transaction, is an affiliate of Kellett Partners. Pursuant to this agreement, Kellett Partners agreed to loan up to $3,000,000 to the Company on a revolving basis at an interest rate equal to the prime rate. The Company terminated this line of credit on December 15, 1999.

     In connection with the line of credit, the Company issued to Kellett Partners a warrant to purchase up to 461,876 shares of Common Stock at an exercise price of $3.25 per share. On March 2, 2000, the holders of these warrants exercised the warrants in full.

     For a description of certain transactions with members of the Board of Directors or their affiliates, see "Certain Relationships and Related Transactions."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES SET FORTH IN PROPOSAL ONE.

                                  PROPOSAL TWO
 AUTHORIZATION OF THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT OF THE
   OUTSTANDING COMMON STOCK AT ANY RATIO WITHIN A RANGE BETWEEN AND INCLUDING
                              1-FOR-3 AND 1-FOR-8

     On March 27, 2001, the Board of Directors unanimously recommended that the Articles of Incorporation be amended, and that the Board of Directors be authorized to effect a reverse stock split of the issued and outstanding Common Stock at any ratio within a range between and including 1-for-3 and 1-for-8 (the "Reverse Stock Split"). Pursuant to the Reverse Stock Split as appropriate and depending upon market and other conditions, each three to eight of the outstanding shares of Common Stock on the date of the Reverse Stock Split (the "Old Shares") will be automatically converted into one share of Common Stock (the "New Shares"). The Reverse Stock Split will not alter the number of shares of Common Stock authorized for issuance, but will simply reduce the number of shares of Common Stock issued and outstanding. This amendment and the Reverse Stock Split, if authorized by the shareholders, will be effected only upon a determination by the Board of Directors that the Reverse Stock Split is in the best interest of the Company and its shareholders and thereupon the Board of Directors will select at its discretion the ratio of the Reverse Stock Split, which will fall within a range between and including 1-for-3 and 1-for-8. The Reverse Stock Split will become effective upon the filing of Articles of Amendment (the "Articles of Amendment") to the Articles of Incorporation with the Secretary of State of Georgia, and the Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so. The form of Articles of Amendment to effect the Reverse Stock Split is set forth under "-- Proposed Form of Amendment to Articles of Incorporation."

PURPOSE AND EFFECT OF THE REVERSE STOCK SPLIT

     The Board believes the Reverse Stock Split is desirable because it will assist the Company in meeting the requirements for continued listing on the Nasdaq National Market or, if necessary, to convert its listing to the Nasdaq Small Cap Market ("Nasdaq") by helping to raise the trading price of the Common Stock. One of the key requirements for continued listing on Nasdaq is that the Common Stock must maintain a minimum bid price above $1.00 per share. The Company was notified by Nasdaq on March 13, 2001 that it was not in compliance with the continued listing requirements because the closing minimum bid price per share of Common Stock had remained below $1.00 for 30 consecutive trading days. Nasdaq has given the Company until June 11, 2001 to come into compliance with this requirement.

     The Board of Directors believes that delisting from Nasdaq of the Common Stock could adversely affect the ability of the Company to attract new investors, may result in decreased liquidity of the outstanding shares of Common Stock and, consequently, could reduce the price at which such shares trade and increase the transaction costs inherent to trading such shares. In addition, the Board of Directors believes that delisting of the Common Stock could deter broker-dealers and institutional investors from making a market in or otherwise seeking or generating interest in the Common Stock. There can be no assurance, however, that (1) approval and implementation of the Reverse Stock Split will succeed in maintaining the bid price of the Common Stock above $1.00 per share, (2) even if Nasdaq's minimum bid price maintenance standard were satisfied, the Company would be able to meet its other quantitative continued listing criteria, or (3) the Common Stock would not be delisted by Nasdaq for other reasons.

     Even though the Reverse Stock Split, by itself, would not impact the Company's assets or prospects, the Reverse Stock Split could be followed by a decrease in the aggregate market value of the Common Stock. The Board of Directors, however, believes that this risk is offset by the prospect that the Reverse Stock Split will improve the likelihood that the Company will be able to maintain its Nasdaq listing and may, by increasing the per share price, make an investment in the Common Stock more attractive to certain investors. If the Company's securities are delisted from Nasdaq, trading, if any, of the Company's securities would thereafter have to be conducted in the over-the-counter markets. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to remain below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of investors to trade the Common Stock.

     The purpose of the Reverse Stock Split is to increase the per share market value of the Common Stock. The Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is likely to improve the market price of the Common Stock and improve the likelihood that the Company will be allowed to maintain its listing on Nasdaq. If the Reverse Stock Split is authorized by the shareholders, the Board of Directors will have the discretion to implement the Reverse Stock Split, or to decide not to effect the Reverse Stock Split at all. The Board of Directors has proposed an exchange ratio range in order to give it the flexibility to adopt action that is appropriate to the market price of the Common Stock at the time such action is considered. If the trading price of the Common Stock increases without effecting the Reverse Stock Split, the Reverse Stock Split may not be necessary, or the Board of Directors may determine that such increase in the stock price would necessitate a lower ratio than if the trading price had decreased or remained constant.

     In connection with any determination to effect the Reverse Stock Split, the Board of Directors will also select the reverse split ratio that it believes is in the best interest of the Company. No further action on the part of the shareholders would be required to either effect or abandon the Reverse Stock Split.

PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

     Except to the extent that the Reverse Stock Split results in a shareholder of the Company owning a fractional share, the Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder's percentage ownership interest in the Company or proportionate voting power. A shareholder may hold less than 100 shares of Common Stock after the Reverse Stock Split is effected and as a consequence may incur greater costs associated with selling such shares.

     After the Reverse Stock Split, the number of shares issued and outstanding will be reduced. The per share loss and net book value of the Common Stock will be increased because there will be fewer shares of Common Stock outstanding. However, there will be no adjustment to the aggregate number of shares authorized.

     The table below depicts the effects of the Reverse Stock Split upon the number of shares of Common Stock outstanding, the number of shares of Common Stock reserved for future issuance and the number of authorized but unissued shares of Common Stock. Due to the issuance of additional New Shares to eliminate fractional shares, the actual outstanding, reserved and unissued but authorized amounts may be different from the amounts set forth below. See
"-- Fractional Shares."

                                                                               UNISSUED AND
                                                 COMMON STOCK     RESERVED      AUTHORIZED
REVERSE STOCK SPLIT                             OUTSTANDING(1)   SHARES(2)    COMMON STOCK(3)
-------------------                             --------------   ----------   ---------------
Before Split..................................    26,867,960     7,277,018      43,132,040
  1-for-3.....................................     8,955,987     2,425,673      61,044,013
  1-for-4.....................................     6,716,990     1,819,255      63,283,010
  1-for-5.....................................     5,373,592     1,455,404      64,626,408
  1-for-6.....................................     4,477,993     1,212,836      65,522,007
  1-for-7.....................................     3,838,280     1,039,574      66,161,720
  1-for-8.....................................     3,358,495       909,627      66,641,505

---------------

(1) As of March 15, 2001. No adjustment to the number of shares of Common Stock outstanding has been made for the amount of reserved shares shown in this table.
(2) Includes (a) 6,323,233 shares of Common Stock reserved for potential issuance pursuant to the Plan, (b) 542,706 shares of Common Stock reserved for potential issuance in 2001 in connection with some of the Company's acquisitions upon the attainment of certain performance goals and (c) 411,079 shares of Common Stock reserved for potential issuance upon the conversion in full of the outstanding shares of Preferred Stock.
(3) Equals the total number of shares of Common Stock authorized less shares outstanding.

     IN CONNECTION WITH THE APPROVAL OF THE REVERSE STOCK SPLIT, SHAREHOLDERS OF THE COMPANY WILL NOT HAVE A RIGHT TO DISSENT AND OBTAIN PAYMENT FOR THEIR SHARES UNDER THE DISSENTERS' RIGHTS PROVISIONS CONTAINED IN SECTION 14-2-1301 ET SEQ. OF THE GEORGIA BUSINESS CORPORATION CODE.

OUTSTANDING OPTIONS AND PREFERRED STOCK

     Commencing with the Split Effective Date (as defined below), all outstanding options and future or contingent rights to acquire Common Stock, as well as shares of Preferred Stock convertible into Common Stock, will be adjusted to reflect the Reverse Stock Split. With respect to outstanding options to purchase Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise of such options will decrease, and the exercise prices of such options will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options are reduced as a result of the Reverse Stock Split. The number of shares to be received pursuant to outstanding contingent rights, as well pursuant to the conversion of outstanding shares of Preferred Stock, will also be adjusted proportionally to reflect the Reverse Stock Split.

MANNER OF EFFECTING THE REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     In the event of the approval of the Reverse Stock Split by the Company's shareholders, and following the determination by the Board of Directors of the appropriate ratio for the Reverse Stock Split, the Reverse Stock Split will be effected by the filing with the Secretary of State of Georgia the Articles of Amendment. See "-- Proposed Form of Amendment to the Articles of Incorporation." The Reverse Stock Split will become effective on the Split Effective Date set forth in such Articles of Amendment. As soon as practicable after the Split Effective Date, the Company will send a letter of transmittal to each holder of record of Old Shares outstanding on the Split Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing Old Shares, the shareholder will be entitled to receive a certificate representing the number of New Shares into which such shareholder's Old Shares have been reclassified as a result of the Reverse Stock Split. SHAREHOLDERS SHOULD NOT

SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. No new certificate will be issued to a shareholder until such shareholder has surrendered all outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Old Shares will be deemed for all corporate purposes after the Split Effective Date to evidence ownership of New Shares in the appropriately reduced number. No fees or other commissions will be charged to shareholders to effect the exchange of Old Shares for New Shares.

FRACTIONAL SHARES

     As a result of the Reverse Stock Split, the reclassification of a shareholder's Old Shares into New Shares may result in the creation of fractional shares. For instance, if the reverse split ratio is 1-for-3, a shareholder who owns 100 Old Shares would be entitled to receive after the Split Effective Date 33 1/3 New Shares. The one-third share is a fractional share. Fractional shares will be rounded upward to the nearest whole share. New Shares issued due to upward rounding will be issued solely to save the expense and inconvenience of issuing fractional shares and do not represent separately bargained for consideration. Thus, after the Split Effective Date, the shareholder in the previous example would receive a certificate representing 34 New Shares.

PROPOSED FORM OF AMENDMENT TO THE ARTICLES OF INCORPORATION

     If the shareholders approve the Reverse Stock Split and the Board of Directors decides to effect the Reverse Stock Split, the Company will amend the existing provision of the Articles of Incorporation relating to the Company's authorized Common Stock. Accordingly, the first paragraph of Article III of the Articles of Incorporation will be amended to include the following at the end thereof:

              Each        (       ) shares of the Common Stock issued
         as of the date and time immediately preceding [INSERT DATE UPON WHICH ARTICLES OF AMENDMENT ARE FILED], the effective date of a reverse stock split (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Common Stock; provided, however, that any fractional interest resulting from such change and classification shall be rounded upward to the nearest whole share. Share interests due to rounding are given solely to save expense and inconvenience of issuing fractional shares and do not represent separately bargained for consideration. Each holder of a certificate or certificates which immediately prior to the split Effective Date represents outstanding shares of Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of common stock into and for which the shares of the common stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the split Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof."

     If the shareholders approve the Reverse Stock Split, the above amendment (as completed to account for the split exchange ratio and the Split Effective
Date) to the Articles of Incorporation would become effective upon the Board of Directors' decision to implement the Reverse Stock Split and the filing of such amendment with the Secretary of State of Georgia.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Company believes that the Federal income tax consequences of the Reverse Stock Split to holders of Old Shares and holders of New Shares will be as follows:

          1. No gain or loss will be recognized by a shareholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

          2. The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged therefor.

          3. The holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets on the date of the exchange.

          4. The conversion of the Old Shares into the New Shares will produce no gain or loss to the Company.

     The Company's opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

     This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities.

     The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides.

     The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, state and local tax consequences of the Reverse Stock Split.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors will offer the following resolution for approval at the Annual Meeting:

        RESOLVED, that the Board of Directors is authorized in its discretion without further action of the shareholders of the Company, to file an amendment to the Articles of Incorporation of the Company, as amended,
        in the form set forth in the Proxy Statement dated April   , 2001, to
        effect a reverse stock split of the Company's outstanding shares of common stock, no par value, at a ratio within a range between and including 1-for-3 and 1-for-8, and that the Chief Executive Officer, the Chief Financial Officer or other officer designated by either of them are, and each of them hereby is, empowered to take any and all action necessary to effectuate the foregoing.

     Approval the amendment to the Articles of Incorporation and the Reverse Stock Split will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE REVERSE STOCK SPLIT.

                             EXECUTIVE COMPENSATION

     The following table sets forth as of December 31, 2000 all compensation paid by the Company during fiscal years 1999 and 2000 to (i) all of the persons who served during fiscal year 2000 as the Company's Chief Executive Officer and
(ii) the four other most highly compensated executive officers whose total annual salary and bonus for fiscal year 2000 exceeds $100,000, including one former executive officer (collectively, the "Named Executive Officers"). Because none of the Company's current executive officers were employed by the Company or any of its predecessors prior to July 1999, the Company has omitted information in this table for fiscal year 1998. In addition, because Messrs. Jackson and Murphy were hired in 2000, no information has been provided for them for fiscal year 1999. Pursuant to the rules of the Commission, the compensation described in this table does not include the value of medical insurance, group life insurance or other benefits received by any Named Executive Officer that are available generally to all salaried employees of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                              ----------------------------
                                               ANNUAL COMPENSATION                       AWARDS
                                       -----------------------------------    ----------------------------
                                                                                VALUE OF       NUMBER OF
                                                                               RESTRICTED      SECURITIES
                             FISCAL                           OTHER ANNUAL       STOCK         UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR      SALARY      BONUS     COMPENSATION       AWARDS       OPTIONS/SARS    COMPENSATION
---------------------------  ------    --------    -------    ------------    ------------    ------------    ------------
Donny R. Jackson...........   2000     $ 45,833    $    --     $      860(1)  $         --     1,000,000       $       --
  Chief Executive Officer
Glenn W. Sturm.............   2000           12(3)      --(3)          --               --       100,000(4)            --
  Former Chief Executive      1999            1(3)      --(3)          --               --       310,000(4)            --
  Officer (2)
Catherine G. Silver........   2000      171,336     50,000         20,380(6)            --       100,000          104,800(7)
  Former President and        1999           --         --         72,500(8)     1,125,000(9)     75,000               --
  General Manager(5)
C. Michael Bowers..........   2000      200,000         --         22,500(10)           --            --               --
  Chief Administrative        1999       52,083         --          6,000(10)           --       300,000               --
  Officer
Richard S. Eiswirth........   2000      166,042         --         16,167(11)           --        75,000               --
  Senior Executive Vice       1999       35,000     15,000          5,400(11)           --       270,000(12)           --
  President, Chief
  Financial Officer and
  Secretary
Michael E. Murphy..........   2000      153,583         --             --               --       202,549               --
  Chief Technology Officer

---------------

 (1) Includes $860 in automobile allowance payments.
 (2) Mr. Sturm resigned as Chief Executive Officer in October 2000.
 (3) In 1999 and 2000, Mr. Sturm waived the receipt of all salary and bonus owed to him by the Company, except as otherwise shown.
 (4) Upon his resignation as Chief Executive Officer, Mr. Sturm forfeited to the Company options to purchase in the aggregate 200,000 shares of Common Stock. These options were granted in 1999 and 2000.
 (5) Ms. Silver resigned as President and General Manager in November 2000.
 (6) Includes $9,600 in automobile allowance payments in 2000 and $10,780 in employer matching 401(k) contributions. The amount of employer matching 401(k) contributions in 2000 includes 7,805 shares of Common Stock with a fair market value of $2,927 as of December 31, 2000.
 (7) Represents amounts accrued or paid in connection with Ms. Silver's resignation in November 2000. This amount includes severance compensation and COBRA health insurance coverage premiums paid to be paid by the Company.
 (8) Represents payments made under a consulting arrangement prior to Ms. Silver's employment with the Company.

 (9) Ms. Silver was granted a restricted stock award of 75,000 shares of Common Stock in 1999. The award was valued at $15.00 per share and vested in three equal installments over a period of three years. One third of this award vested in November 2000. Upon her resignation, the Company accelerated the vesting of the second portion of this award in exchange for the cancellation of the third portion.
(10) Includes $12,000 and $4,000 in automobile allowance payments and $10,500 and $2,000 in employer matching 401(k) contributions in 2000 and 1999, respectively. The amount of employer matching 401(k) contributions in 2000 includes 9,333 shares of Common Stock with a fair market value of $3,500 as of December 31, 2000.
(11) Includes $12,000 and $4,000 in automobile allowance payments and $4,167 and $1,400 in employer matching 401(k) contributions in 2000 and 1999, respectively. The amount of employer matching 401(k) contributions in 2000 includes 3,733 shares of Common Stock with a fair market value of $1,400 as of December 31, 2000.
(12) Represents options granted by the Company in 1999, excluding options to purchase 30,000 shares of common stock of Direct Access, the Company's predecessor, which were exercised in August 1999 by Mr. Eiswirth prior to the Company's merger with Direct Access.

EMPLOYMENT AGREEMENTS

     All of the Company's executive officers were hired in 1999, except for Mr. Murphy, who was hired in March 2000, and Messrs. Anderson and Jackson, who were hired in October 2000. The Company entered into an Employment Agreement with each of Messrs. Sturm, Bowers and Eiswirth on September 1, 1999, and the Company amended the Employment Agreement with Mr. Eiswirth on March 1, 2000. Mr. Sturm terminated his Employment Agreement with the Company in October 2000. The Employment Agreements with these executive officers provide for minimum annual salaries as follows: Mr. Sturm, $250,000; Mr. Bowers, $200,000; and Mr. Eiswirth, $140,000. However, Mr. Sturm elected to waive substantially all of his salary and bonus for fiscal year 1999 and for fiscal year 2000. In addition, each of these Employment Agreements provide, among other things:

     - for a term of two years, subject to extension by the Company for an additional two years;

     - for incentive compensation based upon achievement of targeted levels of performance and other criteria that may be established by the Board of Directors from time to time;

     - that the executive is eligible to participate in all of the Company's management incentive programs, and in the Company's stock, retirement and similar plans, that the Company will pay for the executive's club dues and that the Company will provide him with an automobile allowance, permit him to use the Company's assets free of charge and provide him with other benefits;

     - for termination upon death or disability or for cause;

     - that the executive may terminate the Employment Agreement following a change in control of the Company;

     - if the Employment Agreement is terminated by the Company without cause or by the executive after the Company's breach or after a change in control:

      - the executive will receive as a lump sum accrued compensation and bonus, and his annual base salary, bonus and certain benefits for the remainder of the term of the Employment Agreement (or if the remainder of the term is less than one year, his salary for one year);

      - options and other stock awards held by the executive vest and become immediately exercisable;

     - that the executive will have piggyback registration rights to have his shares included in any registered offering the Company completes, subject to various limitations and conditions;

     - that the executive will be permitted to participate in venture capital and other investments whether or not the Company participates in the particular investment; and

     - if the executive is required to pay federal excise taxes by reason of a "golden parachute payment," the Company will reimburse him for those excise taxes.

     Mr. Sturm's Employment Agreement permitted him to continue to provide legal and other consulting services and to serve a director or advisor to other organizations, provided that such activities did not materially interfere with his duties as the Company's Chief Executive Officer and were not materially adverse to the Company's interests. He was entitled to keep all compensation paid to him for rendering legal or consulting services or serving as a director or advisor.

     On February 28, 2000, the Company entered into a two-year Employment Agreement with Mr. Murphy that provides him with a base salary of $185,000 per year. Pursuant to the terms of this Employment Agreement, the Company also granted Mr. Murphy an option under the Plan to purchase up to 100,000 shares of Common Stock. This option has an exercise price of $22.125 per share. One-half of the option vested after 12 months of employment and the remaining one-half of the option will vest after 24 months of employment, except that the option shall vest in full immediately upon a transfer of control of the Company. If the Employment Agreement is terminated by the Company without cause, Mr. Murphy will receive payment of his base salary for the greater of 12 months or the remainder of the term. The agreement also prohibits Mr. Murphy from competing with the Company or soliciting its customers, employees or consultants during the term of the Employment Agreement. Thereafter, the Company may extend these prohibitions for up to 18 months after the Employment Agreement expires. However, if the Company extends these prohibitions, the Company must pay Mr. Murphy the amount of his last monthly salary during each month that such prohibitions are extended.

     On October 9, 2000, the Company entered into a one-year Employment Agreement with Mr. Anderson that provides him with a base salary of $150,000 per year. This Agreement may be renewed from year to year upon notice of renewal for successive one-year terms. Mr. Anderson is also entitled to receive quarterly commission payments equal to 0.5% of the revenue derived from the Company's continuing operations (excluding revenue obtained as a result of acquisitions) up to the Company's revenue budget, and 0.75% of any such revenue over budget, in each case from all sources directly under Mr. Anderson's control on the first day of the quarter. Mr. Anderson is eligible to participate in any other management incentive programs established by the Company and to receive incentive compensation based upon the achievement of targeted levels of performance and such other criteria as the Chief Executive Officer or the Compensation Committee may establish from time to time. The Company has also granted Mr. Anderson an option under the Plan to purchase up to 50,000 shares of Common Stock at an exercise price of $4.00 per share. This option vests in three annual installments beginning on October 9, 2001; provided, however, that upon a change in control, one-half of such option shall vest immediately. If the Employment Agreement is terminated by the Company without cause, by Mr. Anderson after the Company's material breach of the Employment Agreement or after a change in control wherein his position is eliminated, Mr. Anderson will receive a lump sum cash payment equal to all accrued compensation and bonus, plus an amount equal to one year's base salary. The Agreement also prohibits Mr. Anderson from soliciting the Company's customers, employees or consultants for a period of two years from the date of termination.

     On October 10, 2000, the Company entered into a three-year Employment Agreement with Mr. Jackson that provides him with a base salary of $275,000 per year. Unless earlier terminated, the term of this Employment Agreement is automatically extended each day for an additional day so that the remaining term shall continue to be three years; provided, however, that either party may at any time, by written notice to the other, fix the term to a finite term of three years, without further automatic extension, commencing with the date of such notice. Mr. Jackson is eligible to participate in all of the Company's bonus, incentive, retirement and insurance programs, as well as other benefit programs which are generally available to similar executives of the Company.

     In addition to his base salary, the Company also granted Mr. Jackson an option under the Plan to purchase up to 1,000,000 shares of Common Stock. This option has an exercise price of $3.94 per share. This option shall vest and become exercisable in six installments of 100,000 shares each on the first through sixth anniversaries of the date of grant, with the remaining 400,000 shares to vest and become exercisable on the seventh anniversary of the date of grant. In addition, and notwithstanding the foregoing, 150,000 shares underlying this option shall vest and become exercisable in full upon the date that the closing price of a share of the Common Stock is greater than or equal to $10.00 for a period of 30 consecutive trading days, an additional 200,000 shares underlying this option shall vest and become exercisable in full upon the date that the closing price of a share of Common Stock is greater than or equal to $15.00 for a period of 30 consecutive trading days, and an additional 350,000 shares underlying this option shall vest and become exercisable in full upon the date that the closing price of a share of Common Stock is greater than or equal to $20.00 for a period of 30 consecutive trading days. Further, all of the shares underlying this option shall vest and become exercisable upon a change of control of the Company, as defined in the Employment Agreement.

     If the Employment Agreement is terminated by the Company without cause, Mr. Jackson will receive payment of his base salary for the greater of 12 months or the remainder of the term. The Agreement also prohibits Mr. Jackson from competing with the Company or soliciting its customers, employees or consultants during the term of the Employment Agreement and for a period of 12 months thereafter. The Agreement does not prevent Mr. Jackson from remaining an employee of InterCept so long as only minimal time is spent on matters for InterCept and such employment does not interfere with Mr. Jackson's performance of his duties under the Employment Agreement.

     In November 2000, the Company entered into a Severance Agreement with Catherine G. Silver pursuant to which her Employment Agreement with the Company was terminated. Ms. Silver agreed that from November 15, 2000 to May 15, 2001, Ms. Silver would continue to be employed with the Company, but she was not required to report to work after November 15, 2000, except to remain available thereafter as needed by the Company for up to five hours per week. The Company will continue to pay Ms. Silver's salary of $16,667 per month through May 15, 2001, and Ms. Silver will continue to participate in the Company's employee health benefit plans through May 15, 2001. From May 15, 2001 to November 15, 2002, the Company has agreed to continue Ms. Silver's health insurance coverage by making COBRA payments. With respect to Ms. Silver's 75,000 share restricted stock award, the Company agreed to give her 50,000 shares subject to that award in exchange for her forfeiture of the remaining 25,000 shares subject to this award.

     The Company has also entered into agreements with other employees who are not executive officers.

COMPENSATION OF DIRECTORS

     Neither employee nor non-employee directors receive cash compensation for services performed in their capacity as directors. The Company reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees. In addition, directors are eligible to receive grants of awards under the Plan. In September 1999, the Board of Directors approved a one-time grant of options to purchase 40,000 shares of Common Stock to each then existing director of the Company and to each person who thereafter became elected to the Board of Directors. One fourth of each of these options vests immediately on the date of election and the remainder of the option vests in equal installments over the next three anniversaries of the grant date. Upon being elected to the Board of Directors, Messrs. Carden and O'Malley were unable to accept their one-time grant of options due to their obligations to Harland.

STOCK OPTIONS

     The following table sets forth information regarding the grant of stock options in fiscal year 2000 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                          ---------------------------------------------------------------------------
                                          PERCENT OF                   PER SHARE
                           NUMBER OF        TOTAL                     FAIR MARKET
                           SECURITIES    OPTIONS/SARS    PER SHARE     VALUE OF
                           UNDERLYING     GRANTED TO    EXERCISE OR    STOCK ON
                          OPTIONS/SARS   EMPLOYEES IN      BASE         DATE OF
NAME                        GRANTED      FISCAL YEAR       PRICE         GRANT       EXPIRATION DATE
----                      ------------   ------------   -----------   -----------   -----------------
Donny R. Jackson........   1,000,000(1)      42.0%        $3.9375       $3.9375     October 9, 2010
Glenn W. Sturm..........     100,000(2)       4.2            9.75          9.75     April 17, 2010
Catherine G. Silver.....     100,000(3)       4.2            9.75          9.75     April 17, 2010
C. Michael Bowers.......          --           --              --            --     --
Richard S. Eiswirth.....      50,000(4)       2.1            9.75          9.75     April 17, 2010
                              25,000(5)       1.0            1.25          1.25     November 28, 2010
Michael E. Murphy.......     100,000(6)       4.2          22.125        22.125     March 7, 2010
                               1,961(7)       0.1           10.20        22.125            (8)
                                 588(7)     < 0.1           17.08        22.125            (9)
                             100,000(10)      4.2            9.75          9.75     April 17, 2010


                             POTENTIAL REALIZABLE VALUE AT
                                ASSUMED ANNUAL RATES OF
                                STOCK PRICE APPRECIATION
                                    FOR OPTION TERM
                          ------------------------------------
NAME                        0%          5%            10%
----                      -------   ----------    ------------
Donny R. Jackson........  $    --   $2,476,273(2) $  6,275,361(2)
Glenn W. Sturm..........       --      613,172       1,553,899
Catherine G. Silver.....       --      613,172(3)    1,553,899(3)
C. Michael Bowers.......       --           --              --
Richard S. Eiswirth.....       --      306,586         776,949
                               --       19,653          49,804
Michael E. Murphy.......       --    1,391,744       3,526,952
                           23,395       30,037          37,398
                            2,969        6,217          10,071
                               --      613,172       1,553,899

---------------

 (1) The shares of Common Stock subject to this option shall vest and become exercisable in six installments of 100,000 shares each on the first through sixth anniversaries on the date of grant, with the remaining 400,000 shares to vest and become exercisable on the seventh anniversary of the date of grant. However, in addition, up to 700,000 shares of Common Stock subject to this option shall vest and become exercisable in full upon the attainment of certain price targets for the Common Stock. Further, all remaining shares of Common Stock subject to this option shall vest and become exercisable upon a change of control, as defined in Mr. Jackson's Employment Agreement.
 (2) This option was forfeited by Mr. Sturm to the Company in connection with his resignation in October 2000.
 (3) This option shall forfeited to the Company in connection with Ms. Silver's resignation in November 2000.
 (4) The shares of Common Stock subject to this option shall vest and become exercisable in 36 equal monthly installments, with the first installment having vested on May 17, 2000.
 (5) The shares of Common Stock subject to this option shall vest and become exercisable in three equal installments, with the first installment to vest on November 28, 2001 and subsequent installments to vest on November 28, 2002 and 2003, respectively.
 (6) The shares of Common Stock subject to this option shall vest and become exercisable in two equal installments, with the first installment having vested March 7, 2001 and the remainder to vest on March 7, 2002.
 (7) In connection with the Company's acquisition of Digital Visions in March 2000, the Company issued these options in exchange for options to purchase Digital Visions stock held by Mr. Murphy immediately prior to such acquisition.
 (8) This option shall expire as to one-tenth of the shares subject to such option on each of the following dates: October 1, 2001, March 26, 2002, September 1, 2002, October 1, 2002, January 1, 2003, April 1, 2003, July 1, 2003, October 1, 2003, December 31, 2003 and March 1, 2004.
 (9) This option shall expire in three equal installments on each of the following dates: July 1, 2004, September 30, 2004 and December 30, 2004.
(10) The shares of Common Stock subject to this option shall vest and become exercisable in two equal installments, with the first installment having vested on April 17, 2001 and the remainder to vest on April 17, 2002.

     No options were exercised in fiscal 2000 by any of the Named Executive Officers. The following table sets forth information concerning the value at December 31, 2000 of unexercised options held by the Named Executive Officers.

             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                              VALUE OF UNEXERCISED
                                              NUMBER OF SECURITIES         IN-THE-MONEY OPTIONS/SARS
                                             UNDERLYING UNEXERCISED          AT FISCAL YEAR-END(1)
                                             OPTIONS/SARS AT FISCAL      ------------------------------
                                                    YEAR-END                FISCAL
                                           ---------------------------    YEAR-END(1)
NAME                                       EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                                       -----------   -------------   -------------    -------------
Donny R. Jackson.........................          --       1,000,000         $--              $--
Glenn W. Sturm...........................     133,333(2)       76,667(2)       --               --
Catherine G. Silver......................          --(3)           --(3)       --               --
C. Michael Bowers........................     216,666          83,334          --               --
Richard S. Eiswirth......................     214,445         130,555          --               --
Michael E. Murphy........................       2,549         200,000          --               --

---------------

(1) Based upon a per share price of $0.375, the closing price of a share of Common Stock on December 31, 2000, as reported by the Nasdaq National Market.
(2) Reflects the forfeiture of options to purchase 200,000 shares of Common Stock in connection with Mr. Sturm's resignation in October 2000.
(3) Reflects the forfeiture of options to purchase 175,000 shares of Common Stock in connection with Ms. Silver's resignation in November 2000.

NETZEE, INC. 1999 STOCK OPTION AND INCENTIVE PLAN

     Effective August 5, 1999, the Board of Directors and shareholders of the Company approved the Plan. Under the Plan, the Company may grant to eligible persons, including employees, directors, consultants and advisors of the Company, incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. The Compensation Committee believes that the Plan is an important part of the Company's overall compensation program. The Plan supports the Company's ongoing efforts to attract and retain talented employees and directors and gives the Company the ability to provide employees and others with incentives that are directly linked to the Company's financial results and increases in shareholder value. In addition, the Company may grant options outside of the Plan.

     Eligibility. The Compensation Committee determines the persons eligible to receive awards under the Plan. These persons may include, without limitation, employees, directors, key consultants or advisors of the Company.

     Administration. The Compensation Committee administers the Plan, except that with respect to options or awards granted to the Company's executive officers or directors, the full Board of Directors or a committee comprised solely of two or more non-employee directors (if the Compensation Committee is not so comprised) is responsible for granting awards. The Compensation Committee will determine the terms of any awards granted under the Plan, within limitations specified in the Plan.

     Shares Reserved. The maximum number of shares of Common Stock that currently may be subject to outstanding awards, determined immediately after the grant of any award, is 6,323,233 shares, subject to adjustments for stock splits, dividends and other dilution events. The Plan provides that the number of shares of Common Stock available for issuance under the Plan shall be increased on the first day of each calendar year so that the maximum number of shares available for the issuance of options is equal to 20% of the number of shares of Common Stock outstanding on the preceding trading day, as determined on a fully-diluted basis, but in no case will the number of shares be less than 3,500,000, and in no event shall the total number of incentive stock options granted under the Plan exceed 3,500,000.

     Stock-Based Awards. The Plan permits the Company to grant incentive stock options, which qualify for special tax treatment, and non-qualified stock options, as well as restricted stock awards and stock appreciation rights. The exercise price for incentive stock options cannot be less than the fair market value of Common Stock on the date of grant, as determined under the Plan, or, with respect to a shareholder owning more than 10% of the total combined voting power of all classes of the Company's stock, not less than 110% of the fair market value of the Common Stock on the date of grant. The term of an incentive stock option may not exceed 10 years, or five years if granted to a shareholder owning more than 10% of the total combined voting power of all classes of stock. The number of shares subject to options granted to a person in a year may not exceed 1,000,000. Incentive stock options may not be granted under the Plan after August 5, 2009.

     Under the Plan, the Company may also award shares of restricted Common Stock. Each award agreement will set forth conditions that must be satisfied before the restricted stock vests and becomes transferable. Restricted stock awards may be forfeited if, for example, the recipient's employment terminates before the award vests. Except as specified at the time of grant, holders of restricted stock will have voting rights and the right to receive dividends on such stock.

     The shares of Common Stock subject to any award that terminates, expires or is cashed out without payment being made in the form of Common Stock will again be available for issuance under the Plan.

     As of March 15, 2001, the Company has granted options to purchase an aggregate of 2,892,549 shares of Common Stock to persons who are currently executive officers and directors of the Company, at per share exercise prices ranging from $2.00 to $22.125, of which options to purchase 240,000 shares have been canceled or forfeited. All such canceled or forfeited options are available for reissuance under the Plan. The following executive officers and directors have received grants of options to purchase the specified amount of shares of Common Stock as of March 15, 2001:

                                                              AMOUNT OF SHARES
                                                                 UNDERLYING
EXECUTIVE OFFICER OR DIRECTOR                                 OPTIONS GRANTED
-----------------------------                                 ----------------
Donny R. Jackson............................................     1,000,000
Richard S. Eiswirth.........................................       345,000(1)
C. Michael Bowers...........................................       300,000
John W. Collins.............................................       215,000
Glenn W. Sturm..............................................       210,000(2)
Michael E. Murphy...........................................       202,549
Bruce P. Leonard............................................        85,000
Jon R. Burke................................................        80,000
L. Dan. Anderson............................................        50,000
Gayle M. Earls..............................................        45,000
A. Jay Waite................................................        40,000
Jefferson B.A. Knox, Sr.....................................        40,000
Stiles A. Kellett, Jr.......................................        40,000

---------------

(1) Does not include options to purchase 30,000 shares of Direct Access common stock that were exercised by Mr. Eiswirth in August 1999 prior to the assumption of such options by the Company.
(2) Reflects the forfeiture to the Company of options to purchase 200,000 shares of Common Stock in November 2000.

     All options granted to the Company's executive officers and directors vest in equal installments over a three-year period from the date of grant except:

     - 50,000 shares subject to Mr. Eiswirth's options were immediately exercisable when granted, 30,000 shares of which were exercised by Mr. Eiswirth;

     - 2,549 shares subject to Mr. Murphy's options were immediately exercisable on March 7, 2000, 100,000 shares subject to Mr. Murphy's options became exercisable in 2001, and the remaining 100,000 shares subject to Mr. Murphy's options will become exercisable in two equal installments on March 7, 2002 and April 17, 2002, respectively;

     - 50,000 shares subject to an option held by Mr. Eiswirth become exercisable in 36 equal monthly installments, with the first installment having vested on May 17, 2000;

     - 20,000 shares subject to options held by each of Messrs. Burke, Collins, Earls, Kellett, Knox, Leonard, Sturm and Waite are currently vested; and

     - 85,000 shares subject to Mr. Sturm's options, 175,000 shares subject to Mr. Bowers' options and 150,000 of the remaining 250,000 shares subject to Mr. Eiswirth's options, vested on November 15, 1999, the date the Company completed its initial public offering.

     In addition, options to purchase 2,305,368 shares of Common Stock have been granted to other employees and consultants of the Company as of March 15, 2001 at per share exercise prices ranging from $.01 to $17.08, of which options to purchase 14,167 shares have been exercised and options to purchase 1,012,812 shares have been canceled or forfeited. All such canceled or forfeited options are available for reissuance under the Plan.

     The Board of Directors has approved a one-time grant of options to purchase 40,000 shares to each director as of the date the director is first elected to the board of directors, one-fourth of which vests immediately and the remainder of which vests in equal portions over the three anniversaries of the date of grant. See "-- Compensation of Directors."

     On November 15, 1999, an award of 75,000 shares of restricted stock was granted to Ms. Silver, who at the time was a consultant to the Company. The award provided for vesting in three equal installments beginning November 15, 2000. Ms. Silver became an employee of the Company in December 1999. In April 2000, Ms. Silver became the President and General Manager of the Company. In connection with Ms. Silver's resignation in November 2000, she received 50,000 shares of stock in exchange for the forfeiture of the remaining 25,000 shares. There have not been any other awards of restricted stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The information contained in the following report shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

     The compensation and benefit practices of the Company are addressed by the Compensation Committee, which is presently comprised of three directors. The Compensation Committee establishes the general compensation policy of the Company, establishes the compensation of the Chief Executive Officer of the Company, approves the compensation of other executive officers of the Company and administers the Plan, except that the Board of Directors must approve all awards under the Plan to executive officers and directors of the Company.

     Compensation Philosophy. The Compensation Committee has determined that the Company's compensation program should be directed to rewarding performance that creates value for shareholders. The Compensation Committee's policies focus on attracting, motivating and assisting in the retention of key employees who demonstrate high levels of ability and talent. The compensation program looks both to the short and long term, balancing compensation to reward executive officers for past performance of the Company with incentives for contributions to a superior future performance of the Company over the long term. The Compensation Committee utilizes base salary, cash bonuses and grants of stock options and other incentive awards as part of its compensation program.

     Base Salary Program. Base salaries were initially determined primarily by evaluating the responsibilities of the position held by, and the experience of, each executive officer in addition to competitive comparisons with like industries and companies in the geographic area. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive and any increased responsibilities assumed by the executive.

     Bonus Compensation Program. Executive officers are eligible to receive annual cash bonuses based upon criteria established by the Compensation Committee based upon the operating performance of the Company.

     Equity-Based Incentive Awards. Awards of equity-based compensation, including stock options, restricted stock and stock appreciation rights under the Plan are intended to reward contributions by executive officers and employees to the Company's performance and to align the long-term interests of such persons with those of the shareholders. The Compensation Committee also considers equity-based compensation to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the Company. In awarding equity-based compensation, the Compensation Committee considers the number of shares underlying the award and the value of the award held by each executive officer that will vest in future periods and seeks to maintain equitable relationships among executive officers who have similar levels of responsibility.

     Compensation of Chief Executive Officers. Mr. Sturm, the Company's Chief Executive Officer until October 2000, was eligible to earn an annual base salary of $250,000 in fiscal year 2000 pursuant to the terms of an Employment Agreement dated September 1, 1999. However, Mr. Sturm waived the receipt of all salary and bonus owed to him by the Company in fiscal 2000, except for $12. In April 2000, Mr. Sturm received options under the Plan to purchase 100,000 shares of Common Stock, which option was to vest in 12 equal monthly installments beginning on May 17, 2000. However, in connection with Mr. Sturm's resignation in October 2000, Mr. Sturm forfeited 200,000 of his 410,000 options to the Company, including the option granted to him in April 2000. The Board of Directors concluded that Mr. Sturm's 2000 annual base salary as stated in his Employment Agreement and the grants of options to Mr. Sturm under the Plan were reasonable in amount and consistent with industry practices.

     Mr. Jackson, the Company's Chief Executive Officer since October 2000, was eligible to earn an annual base salary of $275,000 pursuant to the terms of an Employment Agreement dated October 10, 2000. Mr. Jackson also received options under the Plan to purchase up to 1,000,000 shares of Common Stock. See
"-- Employment Agreements." The Board of Directors concluded that Mr. Jackson's 2000 annual base salary as stated in his Employment Agreement and the grant of options to Mr. Jackson under the Plan are reasonable in amount and consistent with industry practices. The Compensation Committee may consider additional long term compensation awards to Mr. Jackson based upon his achievement of the Company's operational and financial objectives.

     Compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million that is paid to the public company's chief executive officer and its four other most highly compensated executive officers. Qualified performance-based compensation under Section 162(m) of the Code and the applicable regulations is not subject to the deduction limit if certain requirements are met. The Compensation Committee believes that incentive awards granted under the Plan have been exempt from the limitations as performance-based compensation as a result of certain transition rules adopted under Section 162(m) and because the Plan was effective prior to the Company's initial public offering. The Company intends to take all actions necessary so that these awards continue to qualify for treatment under the transitional rules or as performance-based compensation and would therefore continue to be exempt from the Section 162(m) limit in accordance with the regulations adopted under Section 162(m). The Company believes that compensation expected to be paid in fiscal year 2001 to its executive officers will not exceed the Section 162(m) limitations.

Charles B. Carden
Stiles A. Kellett, Jr.
A. Jay Waite

                   PERFORMANCE OF THE COMPANY'S COMMON STOCK

     The information contained in this section shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

     The following performance graph compares the cumulative shareholder return on the Common Stock to the cumulative total return of the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer & Data Processing Index (formerly the Nasdaq Computer Index) over the period from November 8, 2000, the date the Common Stock was registered under the Exchange Act, to December 31, 2000. The graph assumes that the value of the investment in the Common Stock and each index was $100 at November 8, 1999 and that all dividends paid through such period were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     NOVEMBER 8, 1999 TO DECEMBER 31, 2000

                                                                               NASDAQ STOCK MARKET       NASDAQ COMPUTER & DATA
                                                      NETZEE, INC.           INDEX (U.S. COMPANIES)         PROCESSING INDEX
                                                      ------------           ----------------------      ----------------------
November 8, 1999                                        $  100.00                   $  100.00                   $  100.00
December 31, 1999                                       $  118.75                   $  119.06                   $  108.84
December 31, 2000                                       $    2.68                   $   73.42                   $   62.31

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company believes that all of the following transactions were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties on an arm's length basis. All transactions with the Company's shareholders, officers and directors or their affiliates, if any, are subject to the approval of a majority of the Company's independent and disinterested outside directors and are conducted on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's length basis.

ACQUISITIONS

     In March and November 2000, the Company acquired in separate transactions Digital Visions and the Internet banking and bill payment operations of certain of Harland's subsidiaries. In these transactions, some of the persons who were previously officers, directors or shareholders of the acquired companies became executive officers or directors of the Company or beneficial owners of more than 5% of the Common Stock. The following table summarizes the total number of shares of Common Stock that the Company issued to these interested persons in those acquisitions. The shares issued to Digital Visions were issued at a price of $22.125 per share, and the shares issued to Harland were issued at a price of $4.00 per share. Of the shares shown for with respect to the Digital Visions acquisition, 10% were placed in escrow for one year from the date of acquisition for indemnification purposes.

ACQUISITION                                 NAME OF RELATED PARTY         NUMBER OF SHARES ISSUED
-----------                                 ---------------------         -----------------------
Digital Visions                      Michael E. Murphy..................            82,014(1)
Internet banking and Bill payment
  assets of Harland's subsidiaries   Harland's subsidiaries.............         4,400,000

---------------

(1) Does not include (a) any shares that may be issued to Digital Visions pursuant to the attainment of revenue targets in fiscal year 2001 or (b) options to purchase 102,549 shares of Common Stock that were granted to Mr. Murphy in connection with the acquisition of Digital Visions.

RELATIONSHIPS WITH INTERCEPT

  Common and Related Officers and Directors

     InterCept currently owns approximately 28% of the Common Stock. The Company's Chairman of the Board of Directors, John W. Collins, is the Chairman and Chief Executive Officer of InterCept, and Donny R. Jackson, who is the Chief Executive Officer and a director of the Company, is a director of InterCept. In addition, the Company's Vice Chairman, Glenn W. Sturm, is also a director of InterCept, and Jon R. Burke is a director of both the Company and InterCept. Boone A. Knox, the father of Jefferson B. A. Knox, Sr., a director of the Company, is a director of InterCept.

  Marketing and Vendor Arrangements

     The Company has entered into a marketing arrangement with InterCept under which the Company sells InterCept's products and services and InterCept sells the Company's products and services. Under this arrangement, the Company pays a commission to InterCept for each sale of the Company's products and services made by InterCept and for each referral to the Company's sales force that results in a sale. InterCept correspondingly pays the Company for sales and referrals by the Company's salespersons. Net payments to InterCept under this relationship were $357,000 in fiscal year 2000.

     During 2000, the Company utilized InterCept's vendor relationships to purchase certain hardware and software used in connection with the Company's Internet and telephone banking products. By utilizing these vendor relationships, the Company was able to take advantage of purchasing discounts that the Company would have been unable to obtain on its own. In addition, InterCept assisted the Company in managing the ordering and inventory process related to this equipment. During 2000, the Company incurred approximately $435,000 in costs to InterCept to purchase this equipment, which included a fee to InterCept for its services.

  Shared Facilities

     During 2000, the Company shared some of its facilities with InterCept. The Company incurred approximately $163,000 of costs related to these shared facilities during 2000.

  Sale of Regulatory and Reporting Products to InterCept

     On February 2, 2001, the Company sold to InterCept certain of its regulatory and reporting assets acquired from DPSC Software, Inc. in December 1999, and InterCept assumed approximately $2,400,000 in related operating liabilities, for total consideration of approximately $16,500,000. The Company received cash proceeds of approximately $14,100,000, of which $250,000 was placed in escrow for indemnification and other purposes. The amount of the consideration was determined based upon arm's length negotiations.

  Borrowings from InterCept

     In May 2000, the Company entered into a $15,000,000 line of credit agreement with InterCept. At that time, the outstanding principal balance due under a promissory note issued by the Company to InterCept was transferred to the line of credit. The line of credit bore interest at a rate of prime plus 2% and was secured by substantially all of our assets. Accrued interest under the line of credit was payable quarterly beginning July 1, 2000. The principal balance was payable at maturity on May 31, 2003. The line of credit provided for earnings, tangible net worth and other affirmative and negative covenants and provided for various other conditions and restrictions. As of December 31, 2000, the Company was out of compliance with certain of these covenants. However, InterCept waived such noncompliance as of December 31, 2000. Borrowings under the line of credit were used to fund working capital requirements.

     In conjunction with the sale of the Company's regulatory and reporting products to InterCept in February 2001, the Company converted the $15,000,000 line of credit with InterCept and a $5,000,000 promissory note issued to Harland into a joint $20,000,000 credit facility, of which $15,000,000 is funded by InterCept and $5,000,000 is funded by Harland. See "-- Relationship with Harland." The terms of this credit facility remain consistent with the terms of the former InterCept line of credit and the Harland promissory note, except that both InterCept and Harland now have the right (instead of just InterCept) to enforce the covenants contained in the line of credit agreement. A substantial part of the proceeds from the disposition of the regulatory and reporting products were utilized to pay down this facility.

     During 2000, the Company incurred approximately $1,100,000 in interest expense associated with its borrowings from InterCept.

RELATIONSHIP WITH HARLAND

     On September 29, 2000, the Company entered into an acquisition agreement with Harland to acquire the Internet banking and bill payment businesses owned by certain of Harland's subsidiaries. Simultaneously therewith, the Company borrowed $5,000,000 from Harland pursuant to a promissory note. The note bore interest at a rate of prime plus 2% and was secured by substantially all of the Company's assets. Such security was pari passu in priority to the security given to InterCept with respect to the line of credit. Accrued interest under the note was payable quarterly beginning January 1, 2001. The principal balance was payable at maturity on September 29, 2005. Subsequent to September 29, 2002, Harland had the right to demand full payment of the note and all accrued interest with 30 days' notice. The proceeds from the note were used to fund working capital requirements. The Company incurred approximately $148,000 of interest expense associated with borrowings from Harland for the year ended December 31, 2000. In conjunction with the sale of the Company's regulatory and reporting assets to InterCept in February 2001, the Company converted the $15,000,000 line of credit with InterCept and the $5 million promissory note to Harland into a joint $20,000,000 credit facility. See "-- Relationships with InterCept."

     In connection with the acquisition of assets from Harland, beginning in November 2000, the Company subleased its Connecticut and Oregon facilities from Harland. The Company incurred approximately $135,000 in expenses during 2000 associated with these subleases. Additionally, the Company incurred costs totaling approximately $322,000 related to the usage of certain of their employees, administrative support and equipment during the post-acquisition transition.

LICENSE OF CASH MANAGEMENT SOFTWARE TO TIB AND THE BANKERS BANK

     In March 2000, the Company entered into a Master Agreement with each of TIB and The Bankers Bank to allow these bankers' banks to utilize the Company's Internet-based, bank-to-bank cash management software with their financial institution customers. This software allows customers of the bankers' banks to communicate electronically with the bankers' banks and to perform a given set of electronic banking and cash management transactions. In 2000, the Company recognized approximately $950,000 in revenues from each of TIB and The Bankers Bank associated with the sale and support of this cash management software. In connection with the Master Agreements, each bankers' bank paid the Company for the implementation, training, maintenance and support of the software during the initial one-year term.

RELATIONSHIPS WITH DIRECTORS AND OFFICERS

     On July 1, 1999, Messrs. Collins, Sturm and Jackson entered into substantially similar full-recourse promissory notes with Direct Access as lender. These notes were given as consideration for the issuance of shares of Common Stock to these individuals. Mr. Collins borrowed $1,100,000, Mr. Sturm borrowed $1,300,000 and Mr. Jackson borrowed $400,000. Each of these notes bears interest at 7% per year, and interest must be paid on each June 30 and December 31 until the note is paid in full. These notes mature on June 30, 2002. As of December 31, 2000, Messrs. Collins, Sturm and Jackson have repaid approximately $180,000, $1,383,000 and $440,000, respectively, of the principal and interest due under these notes. Mr. Jackson's and Mr. Sturm's notes were paid in full as of December 31, 2000.

     On August 5, 1999, Mr. Eiswirth borrowed $93,300 from Direct Access and signed a full-recourse promissory note evidencing this loan. He borrowed this money to exercise an option to purchase 30,000 shares of Direct Access common stock. This loan bears interest at a rate of 7% per year. Interest is payable on each June 30 and December 31 until the note is paid in full. This note matures on August 4, 2002.

     On October 18, 1999, the Company entered into a $1,300,000 non-recourse term loan with a bank to secure the purchase of equipment that was used by the Company in connection with its operations. The loan was secured by such equipment, and each of Mr. Collins and Mr. Sturm personally guaranteed the Company's obligations under the loan. This loan bore interest at LIBOR plus 2% per year and was payable in 60 monthly installments beginning on November 1, 1999. On August 22, 2000, the loan was refinanced due to upgrades to the equipment. As a result, the loan amount was increased to $1,650,000, resulting in net proceeds to the Company of approximately $400,000. As of December 31, 2000, the outstanding loan balance was $1,599,821.

     On March 1, 2001, the loan was assumed by W-II Investments, Inc. ("W-II"), a corporation controlled by Messrs. Collins and Sturm. In exchange, the equipment was transferred from the Company to such entity. As a result of the assumption of the loan, the Company is no longer responsible for payments under the loan.

     The Company's former Chief Executive Officer and current Vice Chairman of the Board of Directors is a partner at Nelson Mullins, a law firm that provided legal services to the Company in fiscal year 2000. The Company paid approximately $425,000 during fiscal year 2000 to this firm for legal services.

LINE OF CREDIT AGREEMENT AND WARRANT

     On October 18, 1999, the Company entered into a Line of Credit Agreement with Kellett Partners, L.P. Stiles A. Kellett, Jr., who became a director of the Company as a result of this transaction, is an affiliate of Kellett Partners. Pursuant to this agreement, Kellett Partners agreed to loan up to $3,000,000 to the Company on a revolving basis at an interest rate equal to the prime rate. The Company terminated this line of credit on December 15, 1999.

     In connection with the line of credit, the Company issued to Kellett Partners a warrant to purchase up to 461,876 shares of Common Stock at an exercise price of $3.25 per share. On March 2, 2000, the holders of these warrants exercised the warrants in full.

                             SHAREHOLDER PROPOSALS

     Shareholders who intend to submit proposals to the Company shareholders for inclusion in the Company's Proxy Statement for the 2002 Annual Meeting of Shareholders must submit such proposals so that they are received by the Company
no later than December   , 2001. Such proposals must comply with Rule 14a-8
promulgated under the Exchange Act and all other applicable proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials.

     Shareholders who wish to submit a proposal for consideration at the Company's 2002 Annual Meeting of Shareholders, but who do not wish to submit the proposal for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8, must submit their proposal to the Company in accordance with the procedures set forth in the Bylaws of the Company no earlier than January 16, 2002 and no later than February 15, 2002. Shareholders who intend to nominate persons for election to the Board of Directors at the 2002 Annual

Meeting of Shareholders must submit such nominations to the Company, in accordance with the procedures set forth in the Bylaws of the Company, no earlier than February 15, 2002 and no later than March 17, 2002.

     Shareholder nominations for election of directors and other proposals should be submitted to Richard S. Eiswirth, Senior Executive Vice President, Chief Financial Officer and Secretary, Netzee, Inc., 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339.

                         INDEPENDENT PUBLIC ACCOUNTANTS

AUDIT FEES

     The aggregate fees billed by Arthur Andersen for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for such fiscal year were approximately $73,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were billed in fiscal year 2000 by Arthur Andersen for professional services related to financial information systems design and implementation, as such services are defined in the accounting rules of the Commission.

ALL OTHER FEES

     Other fees billed by Arthur Andersen for the fiscal year ended December 31, 2000 were approximately $220,000. The Audit Committee has considered whether the provision of the services described above (other than the audit and review services described in "Audit Fees" above) is compatible with maintaining the independence of Arthur Andersen as the Company's independent auditors.

     Arthur Andersen LLP, the Company's independent accountants for fiscal 2000, shall serve as the Company's independent accountants for fiscal 2001. Representatives of Arthur Andersen LLP may be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                                 OTHER MATTERS

     The Board has no knowledge of any other matters that may come before the meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment thereof, the persons soliciting the proxies will have the discretion to vote on such matters as they see fit.

     If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the meeting, at your request, the Company will cancel any proxy executed by you.

                             FINANCIAL INFORMATION

     Detailed financial information of the Company and its subsidiaries for fiscal 2000 is included in the Company's Form 10-K for the fiscal year ended December 31, 2000, including the Company's audited financial statements and related schedules thereto, as filed with the Commission on April 2, 2001, a copy of which is enclosed herewith. The Form 10-K included herewith does not include any of the exhibits filed thereto. The Company undertakes to furnish copies of any exhibit to such Form 10-K upon the written request of any shareholder of the Company, provided that such shareholder shall reimburse the Company for its reasonable expenses incurred in doing so. Written requests for copies of exhibits to the Form 10-K should be mailed to Richard S. Eiswirth, Senior Executive Vice President, Chief Financial Officer and Secretary, Netzee, Inc., 6190 Powers Ferry Road, Suite 400, Atlanta, Georgia 30339.

                                          By Order of the Board of Directors

                                          Richard S. Eiswirth
                                          Secretary

April   , 2001
Atlanta, Georgia

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

     The Audit Committee (the "Committee"), of the Board of Directors (the "Board") of Netzee, Inc. (the "Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

     The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee must meet the independence and experience requirements of The Nasdaq Stock Market, Inc.'s Marketplace Rules (the "Marketplace Rules") and the rules of any exchange or other quotation system upon which the Company's shares are listed or included. The members of the Committee will be elected annually and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

     The Committee is a committee of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to
(i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between the internal auditors, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. It is also not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

     Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company, and to take any other action authorized in "Specific Duties" section of this Charter. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

     The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be determined by the Committee Chair. The Committee is to meet in separate executive sessions with the Board, the chief financial officer, independent accountants and internal auditors at least once each year and at other times when considered appropriate.

ATTENDANCE

     Committee members will strive to be present at all meetings. The presence of a majority of the members of the Committee will be required for a quorum and for any meeting of the Committee to be held. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and the internal auditors be present at Committee meetings.

SPECIFIC DUTIES

     In carrying out its oversight responsibilities, the Committee will:

     1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable Marketplace Rules and all other applicable exchange rules.

     2. Review with the Company's management, internal auditors and independent accountants the Company's internal accounting and financial reporting controls.

     3. Review with the Company's management, internal auditors and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, in addition to the acceptability and the aggressiveness or conservatism, of the Company's accounting principles used in financial reporting.

     4. Review the scope of the internal auditors' work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

     5. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management and approve the fee arrangement with the independent accountants.

     6. Inquire as to the independence of the independent accountants and obtain periodically from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee shall actively question the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of such accountants and shall take, or recommend to the Board that it take, appropriate action to oversee the independence of such accountants.

     7. Have a predetermined arrangement with the independent accountants that they will advise the Committee through the Committee Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification, as required under standards for communication with audit committees, generally is to be made prior to filing Forms 10-Q. The Committee shall review with management and the independent accountants the Company's quarterly financial statements prior to the filing of the Company's Form 10-Q.

     8. At the completion of the annual audit, review with management, the internal auditors and the independent accountants the following:

        - The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and Form 10-K.

        - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

        - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

        - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit.

        If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

     9. After preparation by management and review by the internal auditors and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The Charter is to be published as an appendix to the proxy statement once every three years, with the first publication to occur in the Company's 2001 Proxy Statement.

     10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs or any difficulties such accountants may have encountered during the course of the audit work.

     11. Meet with management, internal auditors and the independent accounts to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as "material" or "serious'.

     12. Recommend to the Board the selection, retention, replacement or termination of the Company's independent accountants.

     13. Meet with management, internal auditors and the independent accountants in separate sessions to discuss any matters that they believe should be discussed privately with the Committee.

     14. Review the appointment and replacement of the senior internal audit executive.

     15. Review the significant reports to management prepared by the internal auditors and management's responses, if any. Review with management, internal auditors and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements and obtain from such accountants assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

     16. Generally as part of the review of the annual financial statements receive information, at least annually, from the Company's legal counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

     17. As the Committee may deem appropriate, obtain, weigh and consider advice from legal, accounting or other consultants as to Audit Committee-related Marketplace Rules, related rules of any other applicable exchange or quotation system, applicable rules of the SEC, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

     18. Make timely reports to the Board with respect to any matter of financial accounting or reporting that, in the reasonable belief of the Committee, should require further investigation by or on behalf of the Board.

                                  NETZEE, INC.

    The undersigned hereby appoints Richard S. Eiswirth and Jarett J. Janik, and each of them, to act, with or without the other and with full power of substitution and revocation, as proxies to appear and vote on behalf of the undersigned at the Annual Meeting of Shareholders of Netzee, Inc. (the "Company") to be held on May 14, 2001 at 9:00 a.m. local time, and at any adjournments or postponements thereof, for the following purposes:

1.  Election of Directors

  [ ]  FOR all nominees listed below                             [ ]  WITHHOLD AUTHORITY
       (except as marked to the contrary below).                      to vote for all nominees listed below.

          JON R. BURKE, CHARLES B. CARDEN, JEFFERSON B. A. KNOX, SR.,
             TIMOTHY M. LEVEQUE, JOHN E. O'MALLEY AND A. JAY WAITE.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), WRITE
                              THE NAME(S) OF SUCH NOMINEE(S) IMMEDIATELY BELOW.)

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2.  Approval of the amendment of the Company's Articles of Incorporation, as amended, and authorization of the Board of Directors to effect a reverse stock split of the Company's common stock at any ratio falling within a range between and including 1-for-3 and 1-for-8.

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

3. In their discretion, upon such other matters in connection with the foregoing or otherwise as may properly come before the meeting and any adjournments or postponements thereof, all as set forth in the Notice of Annual Meeting of Shareholders and the Proxy Statement, receipt of which is hereby acknowledged.

              (continued on reverse -- please complete other side)

                          (continued from other side)

    THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED,
                     WILL BE VOTED "FOR" THE ABOVE MATTERS.
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NETZEE, INC.

                                                  Dated: -----------------, 2001

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature if held jointly

                                                  IMPORTANT: Please date this
                                                  proxy and sign exactly as your
                                                  name or names appear above. If
                                                  stock is held jointly,
                                                  signature should include both
                                                  names. Executors,
                                                  administrators, trustees,
                                                  guardians and others signing
                                                  in a representative capacity,
                                                  please give your full
                                                  title(s).

  Do you plan to attend the Annual Meeting of Shareholders?  [ ] Yes    [ ] No
 IMPORTANT: PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR ABOVE.